SUN RIVER ENERGY, INC. ANNOUNCES SALE OF COAL, GOLD, SILVER, COPPER & IRON ORE ASSETS IN COLFAX COUNTY, NEW MEXICO

Dallas, TX -- (PRNewswire-FirstCall) – July 30, 2012 -- Sun River Energy, Inc. (OTC:BB:SNRV).  On July 27, 2012, Sun River Energy, Inc. (the “Company” or “Sun River”) announces it has signed a Contract for Sale with Mericol, Inc. [OTC:MRCI](“Mericol”)to sell only the Company’s coal, gold, silver, iron ore and copper interests in Colfax County, New Mexico for $500,000 plus 2,564,103 shares of Mericol’s common stock, which as of the effective date of the Contract represents at least 50 percent (50%) of the issued and outstanding stock of Mericol.  The Contract does not transfer any other mineral interests owned by Sun River, including but not limited to, its oil and gas rights.  Additionally, pursuant to the terms of the Contract for Sale, Mericol is changing its name to Maxwell Resources, Inc.

Donal R. Schmidt, Jr., the Company's CEO and President, said:

“As stated at last year’s annual meeting, the Company expected to divest some of its non-hydrocarbon resources owned in Colfax County, New Mexico.  We are an oil and gas company, we are not in the business of mining for coal, gold and silver.  This transaction allows us to narrow our focus to where our expertise lies.  We continue to work towards finalizing a joint venture regarding development of our shallow oil rights in Colfax.”

About Sun River Energy, Inc.:

Sun River Energy, Inc. is a Dallas-based, oil and gas exploration and production company.  For further information on the Company, please visit our website www.snrv.com.

Media Contact:
Gilbert Steedley
1-800-669-6511

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" (statements which are not historical facts) made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as "anticipate," "could," "may," "might," "potential," "predict," "should," "estimate," "expect," "project," "believe," "plan," "envision," "continue," "intend," "target," "contemplate," or "will" and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward- looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include, but are not limited to, the time to consummate the proposed development, completion and extraction; the timing and extent of changes in market conditions and prices for natural gas and oil; the timing and extent of the Company's success in discovering, developing, producing and estimating reserves; the economic viability of, and the Company's success in drilling, the Company's ability to fund the acquisition, development, completion and extraction of oil and gas assets and the Company's planned capital investments; the Company's future property acquisition or divestiture activities; increased competition; and any other factors listed in the reports the Company has filed and may file with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company's expectations only as of the date they were made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.